Exhibit 23.1

                        Consent of Independent Registered
                             Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements No. 333-21733 on Form S-8 and No. 333-74297 on Form S3-D of Shenandoah Telecommunications Company of our reports dated March 21, 2005, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the 2004 Annual Report on Form 10-K of Shenandoah Telecommunications Company.

Our report with respect to the consolidated balance sheets of Shenandoah Telecommunications Company as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended, refers to a change in the method of accounting for asset retirement obligations in 2003.

Our report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph which states in conducting their evaluation of the effectiveness of internal control over financial reporting, the Company did not include the internal controls of NTC Communications, L.L.C. (NTC), which the Company acquired on November 30, 2004. The acquired entity constituted approximately 12% of the total consolidated assets of the Company as of December 31, 2004 and less than 1% of total consolidated revenues and total consolidated net income of the Company for the year then ended. Refer to Note 14 to the consolidated financial statements for a further discussion of the acquisition and its impact on the Company's consolidated financial statements. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of NTC.


/s/ KPMG LLP

Richmond, Virginia
March 21, 2005


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